Summary of Unocal's New Top Management Incentive
                           Compensation Program
              See Unocal's Proxy document for full details.

       At its March 28 meeting, the Board of Directors approved a new Executive Stock Purchase Program subject to shareholder approval. The program is designed to help attract and retain senior executives and other key employees. This program enables the company to loan senior executives funds to purchase shares of Unocal common stock. These are full-recourse, interest-bearing loans. Full recourse means that the borrower is personally liable for the full amount of the loan plus accrued interest.

       Neither principal nor interest is payable for the first five years the loans are held. At the end of the sixth year, payments of principal must begin. Interest - at a rate of
       6.8 percent - is charged annually and accrues on the loan balance. It is anticipated that participants would sell some of their shares in years 6, 7 and 8 to make the required loan payments.

       This program would strongly tie executive compensation to shareholder returns. Participants enjoy the benefit of share price increases during the loan period, but they are responsible for the full amount of principal and interest, even if the share price declines.

       Ten participants received loans on March 16th which were used to purchase 1,150,310 shares of common stock in the open market at an average cost of $ 27.82.

       The participants have agreed that, if the Stock Purchase Program is not approved by the stockholders, the shares will be sold to the company at the lesser of the purchase price, or the fair market value at the time of resale, and the loans will immediately become due and payable.

       Participants in the Stock Purchase Program are also eligible for cash payments under the Performance Bonus Award program. These bonus payments are tied to the company's Comparative Return to Stockholders, and changes to the price of the Company's common stock over the four-year award period. The TSR and price performance will be measured over a four-year award period. The Performance Bonus Awards could amount to between zero and approximately 100% of the amount of the individual outstanding loan balance under the Stock Purchase Program.

       Participation in the stock purchase program demonstrates senior management's confidence in and commitment to Unocal's future prospects. It is a high-risk incentive compensation program that has been adopted by only a handful of publicly held companies. This concept has been endorsed by the Institute of Shareholder Services, which makes independent recommendations to the investment community on various proxy proposals.